Exhibit 21.1

OMNI Energy Services Corp’s Subsidiaries

OMNI Energy Services Corp.

Trussco, Inc.

Trussco Properties, L.L.C.

American Helicopters Inc.

OMNI Energy Seismic Services Corp.

OMNI Offshore Aviation Corp.

OMNI Seismic Aviation Corp.

OMNI Properties Corp.

OMNI Energy Services Corp. – Mexico

OMNI Energia Mexicana

OMNI International Energy Services

American Aviation L.L.C.

OMNI Energy Services – Alaska, Inc.

Hamilton Drill Tech, Inc.

Gulf Coast Resources, Inc.